Exhibit 5.1
March 19, 2008
STAAR Surgical Company
1911 Walker Ave.
Monrovia, CA 91016
Re:          Registration Statement on Form S-3
Ladies and Gentlemen:
     I have acted as counsel to STAAR Surgical Company (the “Company”), a Delaware corporation, in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering the offering for resale of up to 7,690,849 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), by the selling stockholders named therein (the “Selling Stockholders”), as follows:
•	The common stock issuable on conversion of 1,700,000 shares of the Company’s Series A Convertible Preferred Stock (the “Conversion Shares”);

•	Up to 700,000 shares of common stock issuable on exercise of outstanding warrants granted to Broadwood Partners, L.P. (the “Warrant Shares”),

•	Up to 700,000 shares of common stock issuable on the exercise of additional warrants that may be granted to Broadwood on June 1, 2009 (the “Additional Warrant Shares”), and

•	4,590,849 shares of common stock owned by Broadwood and its affiliates as of January 28, 2009 (the “Existing Shares”).
     The Warrant Shares may be purchased by the warrant holder pursuant to a Warrant Agreement between Broadwood and the Company dated December 14, 2007 (the “Warrant Agreement”)and the Additional Warrant Shares may by purchased by the warrant holder if, pursuant to certain conditions, an additional warrant agreement is entered into pursuant to a Senior Promissory Note entered into by the Company and Broadwood on December 14, 2007 (the “Promissory Note”). The Conversion Shares may be issued on conversion of Series A Convertible Preferred Stock pursuant to the terms of the Certificate of Designation filed with the Delaware Secretary of State on December 24, 2007 (the “Certificate of Designation”). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.
     In my capacity as General Counsel to the Company, based on my familiarity with the affairs of the Company and on my examination of the law and documents I have deemed relevant, and in reliance on representations made by Broadwood in the Promissory Note, I am of the opinion that:
(a)	the Warrant Shares and Additional Warrant Shares, when issued by the Company in accordance with the requirements of the Warrant Agreement and the Promissory Note

(including the receipt by the Company of payment in full of the exercise price as set forth in the Warrant Agreement and the delivery to the Selling Stockholder of certificates for the Shares against such payment) and sold by the Selling Stockholder as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable;
(b)	The Conversion Shares, when issued by the Company in accordance with the Certificate of Designation, will be validly issued, fully paid and non-assessable;

(c)	The Existing Shares are validly issued, fully paid and non-assessable.
     My opinion is limited to matters governed by the federal laws of the United States of America and the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.
     I consent to the use of this opinion as an exhibit to the Registration Statements and further consent to all references to this opinion in the Registration Statements, the prospectus constituting a part thereof, including the Prospectus Supplement, and any amendments thereto.

Very truly yours,
/s/ Charles Kaufman
Charles Kaufman
General Counsel

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